Exhibit 23.3

February 22, 2022

CONSENT OF QUALIFIED PERSON

Re: Form S-3 of Hecla Mining Company

SLR International Corporation (“SLR”), in connection with the Registration Statement on Form S-3 and any amendments or supplements and/or exhibits thereto (collectively, the “Form S-3”) consents to:

(i) the incorporation by reference and use of the Technical Report Summary titled “Technical Report Summary on the Greens Creek Mine, Alaska, USA ” (the “TRS”), with an effective date of December 31, 2021, as an exhibit to and referenced in the Form S-3;

(ii) the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the TRS and Form S-3; and

(iv) any extracts or summaries of the TRS included or incorporated by reference in the Form S-3, and the use of any information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form S-3.

SLR is responsible for authoring, and this consent pertains to, the TRS. SLR certifies that it has read the Form S-3 and that it fairly and accurately represents the information in the TRS for which it is responsible.

SLR International Corporation

Per:

/s/ Richard J. Lambert

Richard J. Lambert, P.E., P. Eng.

Global Technical Director, U.S. Mining Advisory